SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):            January 28, 2005

webMethods, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-15681	54-1807654
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation or Organization)		Identification No.)

3930 Pender Drive
Fairfax, Virginia	22030
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number including area code:            (703) 460-2500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

     On February 3, 2005, webMethods, Inc. (“webMethods” or the “Company”) issued a press release announcing financial information for its third fiscal quarter ended December 31, 2004, which is attached as Exhibit 99.1 to this Form 8-K.

     On February 3, 2005, webMethods also issued a press release announcing that it would restate its previously issued financial statements for the fiscal year ended March 31, 2004, for each of the three- month periods covered by the three interim quarterly reports in that fiscal year and for the three months ended June 30, 2004 to correct errors in those financial statements attributable to the improper activities of certain employees of webMethods’ Japanese subsidiary, webMethods K.K. webMethods also said that the improper activities of the Japanese subsidiary’s employees would affect the financial information relating to the three months ended September 30, 2004 announced by webMethods in a press release on October 21, 2004. webMethods expects to file the restated financial statements and its delayed Form 10-Q for the three months ended September 30, 2004 as soon as practicable.

     In an unrelated matter, the Company intends to restate the footnote disclosure relating to stock-based compensation in the previously issued financial statements for the year ended March 31, 2004 and for the three months ended June 30, 2004 to correct calculations of stock-based compensation expense determined under the fair value method in accordance with SFAS 123, “Accounting for Stock Based Compensation.” These corrections will have no impact on the reported results of operations or financial condition of the Company.

Item 4.02 (a)	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

     On November 10, 2004, webMethods filed a Current Report on Form 8-K announcing that it would delay the filing of its Form 10-Q for the three month period ended September 30, 2004 and that the audit committee of the board of directors of webMethods (the “Audit Committee”) had initiated an independent investigation with respect to one of the Company’s international subsidiaries. As part of this investigation, the Audit Committee retained independent legal counsel, which in turn retained independent forensic accountants, to review certain transactions entered into by or on behalf of webMethods’ Japanese subsidiary and certain of its reseller partners. On January 25, 2005, the independent legal counsel provided the Audit Committee with a report of its findings.

      Based on the results of its investigation, the Audit Committee concluded that improper activities of certain employees of webMethods’ Japanese subsidiary caused the Company to over-report, and in certain circumstances, under-report revenue, as well as, in certain circumstances, to under-report expenses, accounts receivable, deferred revenue and debt attributable to the operations of the Japanese subsidiary. The Audit Committee determined that those employees of the Japanese subsidiary acted to conceal their improper activities from webMethods’ management. The Audit Committee determined that the only webMethods personnel involved in the improper activities were certain employees of the Japanese subsidiary.

      On January 28, 2005, the Audit Committee concluded, based on the results of its investigation, that webMethods will have to restate its previously issued financial statements for the fiscal year ended March 31, 2004, for each of the three-month periods covered by the three interim quarterly reports in that fiscal year and for the three months ended June 30, 2004, due to errors in those financial statements attributable to the improper activities of certain employees of its Japanese subsidiary. Accordingly, the financial statements contained in webMethods’ Form 10-K for the fiscal year ended March 31, 2004, and Forms 10-Q for the three months ended June 30, September 30, and December 31, 2003 and June 30, 2004 should no longer be relied upon. The financial information relating to the three months ended September 30, 2004 announced in webMethods’ press release on October 21, 2004 also should no longer be relied upon. Management of the Company has discussed this conclusion with webMethods’ independent registered public accounting firm. webMethods expects to file the restated financial statements, as well as its Form 10-Q for the three months ended September 30, 2004, as soon as practicable.

     webMethods currently estimates that the improper activities of certain employees of the Company’s Japanese subsidiary caused webMethods, for fiscal year 2004 (ended March 31, 2004), to overstate license revenue by approximately $4.5 million to $5 million (some of which should have been deferred and recognized as revenue in future periods), overstate services revenue by approximately $450,000 to $600,000, and understate expenses by approximately

$450,000 to $550,000. The greatest impact of these activities occurred in the three months ended March 31, 2004, when license revenue was overstated by approximately $2.7 million to $3 million, services revenue was overstated by approximately $250,000 to $300,000 and expenses were understated by approximately $450,000 to $550,000. These activities also had a significant impact in the three months ended September 30, 2003, when license revenue was overstated by approximately $1.2 million to $1.3 million and services revenue was overstated by approximately $150,000 to $200,000, and in the three months ended June 30, 2003, when license revenue was overstated by approximately $600,000 to $700,000.

     webMethods currently estimates that the improper activities caused it, for the three months ended June 30, 2004, to understate license revenue by approximately $600,000 to $650,000, overstate services revenue by approximately $550,000 to $600,000 and understate expenses by approximately $200,000 to $250,000. The Company currently estimates that financial information relating to the three months ended September 30, 2004 will be adjusted to increase license revenue by approximately $100,000 to $150,000, decrease services revenue by approximately $550,000 to $600,000 and increase net expense by approximately $50,000 to $100,000.

     As a result of the improper activities, webMethods also understated debt because certain unauthorized borrowings were improperly recorded as collections of receivables. The company currently estimates that up to $3.3 million to $3.5 million of borrowings were outstanding at the end of any fiscal quarter (other than as of March 31, 2004) during fiscal year 2004. The total borrowing outstanding as of March 31, 2004 was approximately $2.6 million to $2.8 million, and the total borrowing outstanding as of June 30, 2004 was approximately $2.6 million to $2.8 million. The Company currently estimates that the financial information relating to the three months ended September 30, 2004 will be adjusted to reflect approximately $1.7 million to $1.9 million of borrowings outstanding.

     In addition, the improper activities caused webMethods to understate deferred revenue, as certain transactions were recognized as revenue in one period that should have been deferred and recognized as revenue in a subsequent period or periods. The Company currently estimates that deferred revenue balances will increase by approximately $2.4 million to $2.5 million as of March 31, 2004 and by $2.6 million to $2.7 million as of June 30, 2004. The company currently estimates that the financial information relating to the three months ended September 30, 2004 will be adjusted to increase deferred revenue balances by approximately $2.8 million to $2.9 million.

     During the three months ended March 31, 2004, webMethods recorded a $323,000 provision for tax expense based upon then-current estimates of the taxable income of its Japanese subsidiary. Subsequently, the Company determined that this tax provision was not necessary and reversed the income tax expense during the three months ended September 2004 by offsetting the $323,000 tax provision against other expenses. In connection with the restatement of its financial statements for the fiscal year ended March 31, 2004, webMethods anticipates that it will eliminate the tax provision in the three months ended March 31, 2004 and adjust the financial information relating to the three months ended September 30, 2004 to eliminate the reversal of that tax provision.

     On January 28, 2005, the Company approached the Securities and Exchange Commission (the “SEC”) on a voluntary basis to notify the Commission of the results of the Audit Committee’s investigation. The SEC has informed the Company that it has initiated an informal investigation relating to these facts. The Company has pledged its continued cooperation with the SEC’s informal investigation.

Item 7.01 Regulation FD Disclosure.

     On February 3, 2005, webMethods issued two press releases, one of which announced financial information for webMethods’ third fiscal quarter ended December 31, 2004, and is attached as Exhibit 99.1 to this Form 8-K. The other press release issued by webMethods on February 3, 2005 announced that the Company would restate its previously issued financial statements for the fiscal year ended March 31, 2004, and for each of the three-month periods covered by the three interim quarterly reports in that fiscal year and for the three months ended June 30, 2004; that webMethods would file its delayed Form 10-Q for the three months ended September 30, 2004 as soon as practicable; and that the SEC has initiated an informal investigation. That press release is attached as Exhibit 99.2 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Exhibits.

Exhibit 99.1	Press release dated February 3, 2005.*

Exhibit 99.2	Press release dated February 3, 2005.*

* This exhibit is furnished to, but not filed with, the Securities and Exchange Commission.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

webMethods, Inc.
	By:	/s/ MARY DRIDI
		Name:	Mary Dridi
Date: February 3, 2005		Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Description
Exhibit 99.1	Press release dated February 3, 2005.*

Exhibit 99.2	Press release dated February 3, 2005.*

* This exhibit is furnished to, but not filed with, the Securities and Exchange Commission